Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Third Amended and Restated EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on the 4th day of July, 2013, by and between Triangle Petroleum Corporation, a Delaware corporation (the “Company”), and Jonathan Samuels (“Employee”).

W I T N E S S E T H :

WHEREAS, Employee is currently employed as the Chief Executive Officer of the Company; and

WHEREAS, the Company and Employee entered into a Second Amended and Restated Employment Agreement dated as of May 18, 2012 (the “Second Amended Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend and restate the Second Amended Employment Agreement to effective as of the date hereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree to further amend and restate the Employment Agreement as follows:

Section 1.              Definitions

(a)       “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 8 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) any allowance payable to Employee by the Company, in accordance with written Company policy.

(b)       “Agreement” shall have the meaning set forth in the preamble hereto.

(c)       “Automobile Allowance” shall have the meaning set forth in Section 4(e) below.

(d)       “Base Salary” shall mean the salary provided for in Section 4 below or any increased salary granted to Employee pursuant to Section 4 below.

(e)       “Board” shall mean the Board of Directors of the Company.

(f)        “Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is or could reasonably be expected to be materially injurious to the Company or any other member of the Company Group, (ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities, (iii) misappropriation by Employee of any assets of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed by Employee, or at his direction, (v) Employee’s conviction of, or pleading “guilty” or “ no contest” to a felony under United States state or federal law.

(g)       “Change of Control” shall mean the first to occur of any of the following, but only if such event constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code:

(i)  any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any period of one (1) year, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(iii)    (A) the sale or disposition of all or substantially all the Company’s assets, or (B) a merger, consolidation, or reorganization of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(h)       “Change of Control Severance Term” shall mean the thirty (30) month period following Employee’s termination pursuant to Section 9(h) below.

(i)        “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)        “Common Shares” shall mean any and all shares, deferred share units and other equity-based awards (including, without limitation, stock options) granted to Employee from time to time.

(k)       “Company” shall have the meaning set forth in the preamble hereto.

(l)        “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(m)      “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(n)       “Covered Compensation” shall mean compensation paid or payable to Employee pursuant to this Agreement as Base Salary, STI Award, LTI Award, Special Bonus, Automobile Allowance and any other allowances paid.

(o)       “Disability” shall mean any physical or mental disability or infirmity of the Employee that has prevented the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(p)       “Dispute” shall have the meaning set forth in Section 16 below.

(q)       “Employee” shall have the meaning set forth in the preamble hereto.

(r)        “Good Reason” shall mean, without Employee’s consent, (i) a diminution in Employee’s title, duties, or responsibilities, (ii) a reduction in the Covered Compensation, (iii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company hereunder, (iv) the relocation of Employee’s principal place of employment to a country other than the United States, or (v) failure of the Company to obtain a written agreement from any successor or assign of the Company to assume the obligations of the Company under this Agreement upon a Change of Control.

(s)        “LTI Award” shall have the meaning set forth in Section 4(c) below.

(t)        “Option Approval Date” means the date upon which the Option Approval is obtained.

(u)       “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v)       “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers Employee the release contemplated in Section 9(i) below, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(w)      “Severance Term” shall mean the eighteen (18) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason.

(x)       “Special Bonus” shall have the meaning set forth in Section 4(g) below.

(y)       “STI Award” shall have the meaning set forth in Section 4(c) below.

(z)       “Tax Gross-Up” shall have the meaning set forth in Section 9(d)(vi) below.

(aa)     “Taxable Cost” shall have the meaning set forth in Section 9(d)(vi) below.

(bb)     “Term of Employment” shall mean the period specified in Section 2 below.

Section 2.              Acceptance and Term of Employment

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein.  The “Term of Employment” shall mean the period commencing on July 4, 2013 and, unless terminated sooner as provided in Section 9 hereof, continuing for a period of two (2) years from July 4, 2013; provided, however, that the Term of Employment shall be extended automatically at the end of the initial two (2) year term for a one (1) year term and thereafter for successive one (1) year terms if neither the Company nor Employee has advised the other in writing in accordance with Section 17 at least ninety (90) days prior to the end of the then current term that such term will not be extended for an additional one (1) year term.

Section 3.              Position, Duties, and Responsibilities; Place of Performance

(a)       During the Term of Employment, Employee shall be employed and serve as the Chief Executive Officer (the “CEO”) of the Company and shall have such duties and responsibilities as are commensurate with such title.  Employee shall report to the Board and shall carry out and perform all orders, directions and policies given to him by the Board consistent with his position and title.

(b)       Employee shall devote his best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that (x) interferes with Employee’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and receiving compensation for other business activities, including asset management and investment activities, which do not constitute prohibited activities as set out in clause (x), and (iii) from managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4.              Compensation

During the Term of Employment, Employee shall be entitled to the following compensation:

(a)       Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than USD $500,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b)       Inducement Bonus.  In connection with his entry into this Agreement, Employee shall be eligible to receive a cash inducement bonus in the aggregate amount of $1,250,000 (the “Inducement Bonus”), one-quarter ($312,500) of which shall be payable on the date hereof and the remainder of which shall vest and be payable in three equal installments on each of August 1, 2013, November 1, 2013, and February 1, 2014 (each, an “Inducement Bonus Vesting Date”); provided, subject to Section 9, that Employee remains continuously employed with the Company or one of its affiliates through the applicable Inducement Bonus Vesting Date.  Unless paid earlier pursuant to Section 9, each installment of the Inducement Bonus will be paid no later than five business days following the occurrence of the applicable Inducement Bonus Vesting Date.

(c)       Short-Term Incentive Awards.  In his capacity as CEO of the Company, Employee shall be eligible for an annual short-term incentive award determined by the Compensation Committee in respect of each fiscal year (or partial fiscal year) during the Term of Employment (the “STI Award”) in accordance with this Section 4(c).  The intended target STI Award shall be up to 200% of Base Salary, and shall be tied directly to performance.  The STI Award shall be paid as soon as practicable following the last day of the fiscal year to which the STI Award relates, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year.

(d)       Stock Option Grant.  Effective as of the date hereof, the Company shall grant to Employee options (the “Options”) to purchase an aggregate of 6,000,000 shares of the Company’s common stock (“Common Stock”), which shall be granted pursuant to the stock option agreement attached hereto as Exhibit A (the “Option Agreement”).  Subject to adjustment in connection with the terms of the Option Agreement and provided that no Option shall have an exercise price less than the Fair Market Value (as defined in the Option Agreement) of a share of the Company’s common stock on the date such Option is granted, the Options shall be granted with the following exercise prices:

Number of Shares of Common Stock subject to Option	Exercise Price per Share of Common Stock
750,000	$7.50
750,000	$8.50
1,500,000	$10.00
1,500,000	$12.00
1,500,000	$15.00

The Options shall be exercisable at the times and in the manner set forth in the Option Agreement; provided, that in no event shall the Options be exercisable prior to the date upon which the Company has obtained approval of the grant of the Options by of a majority of its shareholders in a manner that satisfies the listing requirements of the NYSE MKT or other exchange on which shares of Common Stock are listed (such approval, the “Option Approval”).  At the next annual meeting of the Company’s shareholders, the Company shall submit a proposal to its shareholders providing for the Option Approval and shall use all reasonable efforts to obtain the Option Approval at such annual meeting and thereafter (which shall include, for the avoidance of doubt, submitting the Options for approval at least one additional time if the Option Approval is not obtained at the next annual meeting of the Company’s stockholders).  If the Option Approval is not obtained prior to July 4, 2015, the Options shall terminate automatically at such time.

(e)       Long-Term Incentive Awards.  In his capacity as CEO of the Company, Employee shall be eligible for an annual long-term incentive award as may be determined by the Compensation Committee in respect of each fiscal year (or partial fiscal year) during the Term of Employment (the “LTI Award”), which may be awarded in the form of Common Shares.  The intended target value of each LTI Award (determined, with respect to any LTI Award in the form of Common Shares, based upon the grant date fair value of such Common Shares determined pursuant to FASB Accounting Standards Codification Topic 718) shall be up to 300% of Base Salary.  Notwithstanding the foregoing, for fiscal years from and after the fiscal year in which the Option Approval Date occurs, Employee shall cease to receive an annual LTI Award.  For the avoidance of doubt, if the Option Approval occurs during the 2014 fiscal year there will be no LTI Award for such fiscal year.

(f)        Transaction Bonus Program.  During the Term of Employment, Employee shall be entitled to participate in a special transaction bonus program, the terms of which are set forth in Exhibit B.

(g)       Special Bonus.  Employee shall be eligible to receive bonuses (each a “Special Bonus”) in addition to the compensation set forth above if, in the determination of the Board, the Company achieves a significant operational or financial milestone in any fiscal year during the Term of Employment.  Any such Special Bonus shall be deemed earned on the date of payment and shall be paid within 60 days following the fiscal year in which the applicable milestone occurred.

(h)       Automobile Allowance.  During the Term of Employment, Employee shall be paid a monthly automobile allowance in the gross amount of $1,500 (the “Automobile Allowance”), payable in bi-weekly installments, subject to applicable withholding.

Section 5.              Employee Benefits

(a)       General.  During the Term of Employment, Employee shall be entitled to participate in health insurance and other benefits made available to other senior executives of the Company.

(b)       Executive Benefits. Without limiting the generality of Section 5(a):

(i)    Life Insurance.  During the Term of Employment, the Company shall purchase and maintain on behalf of Employee and at no cost to Employee, a whole life insurance policy with a death benefit equal to at least $5,000,000.  Employee shall retain the full interest in this policy and shall have the discretion to name its beneficiaries at his discretion.

(ii)   Supplemental Medical Insurance. During the Term of Employment, Employee shall be entitled to participate in a supplemental executive medical benefit plan at no additional cost to Employee; provided, that in no event shall the total annual benefits provided by any such plan exceed $1,000,000.

(iii)  Long-term Disability.   During the Term of Employment, Employee shall be entitled to participate in long-term disability plans which shall provide for a minimum annual benefit of $300,000.

(c)       Vacation, Leave and Time Off.  During each calendar year of the Term of Employment, Employee shall be eligible for twenty-five (25) days paid vacation or leave, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company.

Section 6.              Lock-Up Agreement.

Concurrent with the entry into this Agreement, Employee has entered into a Lock-up Agreement in the form set forth as Exhibit C.

Section 7.              Key-Man Insurance

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine.  All premiums payable thereon shall be the obligation of the Company.  Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 8.              Reimbursement of Business Expenses

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

Section 9.              Termination of Employment

(a)                   General.  The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest occurrence pursuant to Sections 9(b) through 9(h) hereunder.  Except as otherwise provided herein, all payments under this Section 9 shall occur within fifteen (15) days following the termination date.

(b)       Termination Due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)    the Accrued Obligations; and

(ii)   any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and any STI Award that would have been payable with respect to the year of termination in the absence of the Employee’s death or Disability, pro-rated for the period the Employee worked prior to his death or Disability, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs; and

(iii)  irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Shares previously awarded to the Employee irrespective of type of award;

(iv) payment of any unpaid portion of the Inducement Bonus (whether vested or unvested), which shall be paid no later than five business days following the date of the termination of Employee’s employment; and

(v)  the rights to the same compensation and benefits as provided in Section 9(d) below, in lieu of clauses (i) through (iv), if the termination of Employee’s employment is by reason of death or Disability while the Employee is traveling on official Company business.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 9(b) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)                   Termination by the Company for Cause.

(i)    The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause of termination relying on clause (i), (ii) or (iii) of the definition of Cause set forth in Section 1(f) hereof, to the extent such act or acts are curable, Employee shall be given not less than twenty (20) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such twenty (20) day notice period unless Employee has substantially cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)   In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to (a) the Accrued Obligations and (b) payment of any unpaid portion of the Inducement Bonus (whether vested or unvested), which shall be paid no later than five business days following the date of the termination of Employee’s employment.  Any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.  Following such termination of Employee’s employment for Cause, except as set forth in this Section 9(c) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)                   Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)    the Accrued Obligations; and

(ii)   any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(iii)  the target STI Award for the year in which termination occurs, pro-rated for the period the Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs; and

(iv)  irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Shares previously awarded to the Employee irrespective of type of award; and

(v)   payment of any unpaid portion of the Inducement Bonus (whether vested or unvested), which shall be paid no later than five business days following the date of the termination of Employee’s employment

(vi)  continuation of payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, but commencing on the first payroll date following the date that is sixty (60) days following the termination date, which first payment shall include payments relating to such initial sixty (60) day period; and

(vii) continuation, during the Severance Term, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, it being understood and agreed that the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term; provided, however, that as a condition of the Company’s providing the continuation of health benefits described herein, the Company may require Employee to elect continuation coverage under COBRA.  Notwithstanding the foregoing, if such health benefits are provided to employees of the Company generally through a self-insured arrangement, and Employee qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Code), (1) such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the self-insured plan less any portion required to be paid by Employee (the “Taxable Cost”), and, as such, Employee’s W-2 shall include the after-tax value of the Taxable Cost for each month during the applicable benefit continuation period, and (2) on the last payroll date of each calendar month during which any health benefits are provided pursuant to this Section 9(d)(vii), Employee shall receive an additional payment, such that, after payment by the Employee of all federal, state, local and employment taxes imposed on Employee as a result of the inclusion of the portion of the Taxable Cost in income during such calendar month, Employee retains (or has had paid to the Internal Revenue Service on his behalf) an amount equal to such taxes as Employee is required to pay as a result of the inclusion of the Taxable Cost in income during such calendar month (the “Tax Gross-Up”).  In no event shall the Tax Gross-Up be paid to Employee later than the end of the taxable year following the taxable year in which such taxes are paid.  Furthermore, no continuation of coverage shall be provided except as required by applicable law, to the extent it results in adverse tax consequences to the Company under Section 4980D of the Code.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 9(d) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)       Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company twenty (20) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason.  During such twenty (20) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause (other than payment of the unpaid portion of the Inducement Bonus pursuant to Section 9(d)(v)), subject to the same conditions on payment and benefits as described in Section 9(d) above.  Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 9(e) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)        Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by Employee under this Section 9(f), except as provided in Section 9(h), Employee shall be entitled only to the Accrued Obligations, and any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.  In the event of termination of Employee’s employment under this Section 9(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 9(f) or Section 9(h) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)       Non-Extension of the Term of Employment.  Employee’s employment hereunder shall terminate upon the close of business of the last day of the then current term if either the Company or Employee gives timely notice of its intention not to extend the then current term of employment, as provided in Section 2.  Upon such termination of the Term of Employment, Employee shall be entitled to:

(i)    the Accrued Obligations; and

(ii)   any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and

In the event that Employee’s employment hereunder is terminated by reason of the Company giving notice of its intention not to extend any Term of Employment under Section 2, in addition to the above, Employee shall be entitled to the following benefits:

(iii)  any STI Award that would have been payable with respect to the year of termination in the absence of the Employee’s termination, pro-rated for the period the Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 21/2 months following the last day of the fiscal year in which such termination occurred; and

(iv)  irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Shares previously awarded to the Employee; and

(v)   continuation of payment of Base Salary for a period of twelve (12) months, payable in accordance with the Company’s regular payroll practices, but commencing on the first payroll date following the date that is sixty (60) days following the termination date, which first payment shall include payments relating to such initial sixty (60) day period; and

(vi)  continuation, for a period of twelve (12) months, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, subject to the terms and conditions set forth in Section 9(d)(vii) above.

Following such termination of Employee’s employment pursuant to Section 2, except as set forth in this Section 9(g) or provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.  In the event that Employee’s employment hereunder is terminated by reason of the Employee giving notice of his intention not to extend any Term of Employment under Section 2, then any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.

(h)       Termination Following Change of Control.  If, upon a Change of Control of the Company or during the one (1) year period following such Change of Control, Employee is terminated by the Company without Cause or Employee terminates his employment with or without Good Reason, in lieu of the benefits payable pursuant to Sections 9(d) or 9(e) or 9(f) hereof, as applicable, Employee shall be entitled to:

(i)    the Accrued Obligations; and

(ii)   any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(iii)  the target STI Award for the year in which termination occurs, pro-rated for the period the Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs; and

(iv)  a lump-sum cash payment equal to two and one-half (2.5) times Base Salary, which amount shall be paid on the sixtieth (60th) day following the termination date; and

(v)   irrespective of any provision that may exist in any award agreement, immediate vesting of any and all Common Shares previously awarded to the Employee irrespective of type of award; and

(vi)  payment of any unpaid portion of the Inducement Bonus (whether vested or unvested), which shall be paid no later than five business days following the date of the termination of Employee’s employment; and

(vii) continuation, during the Change of Control Severance Term, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, subject to the terms and conditions set forth in Section 9(d)(vi) above.

Following such termination of Employee’s employment following a Change of Control, except as set forth in this Section 9(h) or as provided for in Exhibit A or Exhibit B, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(i)        Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 9 (other than the Accrued Obligations and Inducement Bonus and those amounts and benefits set forth in Exhibit A and Exhibit B), Employee shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company Group in such form as is reasonably required by the Company, and any revocation periods contained in such release shall have expired.  To the extent that the Company requires execution of such release, the Company shall deliver such release to Employee within five (5) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release prior to the expiration of such five (5) business day period shall constitute a waiver of any requirement to execute such release.

Section 10.            Representations and Warranties of Employee

Employee represents and warrants to the Company that:

(a)       Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)       Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)       in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11.            Taxes

(a)       Withholding.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law.  Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.            Set Off; Mitigation

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of any amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.  Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 9(d)(vii) hereof regarding health benefits, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13.            Successors and Assigns; No Third-Party Beneficiaries

(a)       The Company.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent; provided, however, that in the event of the merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, the consent of Employee shall not be required in connection therewith.

(b)       Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c)       No Third-Party Beneficiaries.  Except as otherwise set forth in Section 9(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 14.            Waiver and Amendments

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15.            Severability

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 16.            Governing Law and Jurisdiction

In the event of any dispute under this Agreement, or relating or arising under the employment relationship (a “Dispute”), this Agreement shall be governed by the laws of the State of Colorado.  Each party shall bear its own costs, including attorneys’ fees, and share all costs of the Dispute equally, subject to the following:  nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law (such as, but not necessarily limited to, reasonable attorneys’ fees and dispute resolution related costs and expenses, if allowed by applicable statutory law).

Section 17.            Notices

(a)       Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)       Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 18.            Section Headings; Mutual Drafting

(a)       The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b)       The parties are sophisticated and have been represented (or have had the opportunity to be represented) by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith.  As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

Section 19.            Entire Agreement

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.  For the avoidance of doubt, this Agreement supersedes and replaces the Second Amended Employment Agreement in its entirety.

Section 20.            Survival of Operative Sections

Upon any termination of Employee’s employment, this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 21.            Section 409A

The intent of the parties is that payments and benefits under this Agreement (including the exhibits thereto) comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement (including the exhibits thereto) unless Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement (including the exhibits thereto) shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement (including the exhibits thereto)  during the six-month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or death, if earlier).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimburseable to Employee under this Agreement (including the exhibits thereto) shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimburseable or provided in any subsequent year.  The Agreement (including the exhibits thereto) may be amended in any respect deemed by the Board or the Compensation Committee to be necessary in order to preserve compliance with Section 409A of the Code.

Section 22.            Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TRIANGLE PETROLEUM CORPORATION

/s/ Roy Aneed
By: Roy Aneed
Title: Director

EMPLOYEE

/s/ Jonathan Samuels

JONATHAN SAMUELS

Exhibit A

Option Agreement

A-1

Exhibit B

Transaction Bonus Program

Section 1.              Certain Defined Terms.

For purposes of this Exhibit B, the terms listed below shall have the following meanings:

“Caliber” means Triangle Caliber Holdings, LLC, a Delaware limited liability company.

“Caliber Applicable Percentage” means 5%.

“Caliber Liquidity Event” means a Liquidity Event with respect to Caliber.

“Caliber Net Proceeds” means, (a) upon a Caliber Liquidity Event other than a Change in Control, (i) the Caliber Pre-Tax Proceeds plus (ii) the aggregate amount of any dividends, distributions or any payment received by the Company or a TPC Affiliate from and after the date hereof and prior to the consummation of the Caliber Liquidity Event, in each case,  with respect to its interest in Caliber (other than any such dividend, distribution or payment that is treated as a return of capital invested in Caliber) less (iii) all capital invested in Caliber by the Company and any TPC Affiliate prior to such Liquidity Event that remains unreturned as of the consummation of such Caliber Liquidity Event less (iv) all direct transaction expenses (excluding, for the avoidance of doubt, any amounts payable as compensation to employees of the Company or any TPC Affiliate including the bonus program described in this Exhibit B) incurred by the Company or a TPC Affiliate in connection with such Caliber Liquidity Event, to the extent not already excluded from Caliber Pre-Tax Proceeds and (b) upon a Caliber Liquidity Event that is a Change in Control, the portion of the Change in Control Price that is allocated to Caliber in accordance with Section 4.

“Caliber Pre-Tax Proceeds” means the gross cash proceeds and the fair market value of any property payable to the Company and all TPC Affiliates in connection with a Caliber Liquidity Event (including any earnout or other delayed amounts paid with respect to a Caliber Liquidity Event) determined, for the avoidance of doubt, without regard to any taxes due by the Company or any TPC Affiliate in connection with such Caliber Liquidity Event; provided that in the case of a Liquidity Event involving only a portion of Caliber, the Pre-Tax Proceeds will be determined based upon the implied total enterprise value of Caliber.

“Change in Control” has the meaning set forth in the Triangle Petroleum Corporation Amended and Restated 2011 Omnibus Incentive Plan, as in effect on the date hereof; provided that for purposes of this Exhibit B,  “30%” in clauses (i) and (iii)(B) of the definition of “Change in Control” shall be replaced by “50%”.

“Change in Control Price” means (a) (i) the fair market value of the aggregate consideration received by the Company and/or all shareholders of the Company, as applicable, in connection with the consummation of a Change in Control or (ii) if no consideration is received upon the consummation of a Change in Control, the gross fair market value of all of the issued and outstanding shares of the Company as of the date upon which such Change in Control occurred plus (b) the aggregate amount of any dividends, distributions or any payment received the shareholders of the Company prior to the consummation of the Change in Control less (c) all capital invested in Caliber and RockPile by the Company and any TPC Affiliate prior to such Change in Control that remains unreturned as of the consummation of such Change in Control.

“Company Stock” has the meaning set forth in the Triangle Petroleum Corporation Amended and Restated 2011 Omnibus Incentive Plan, as in effect on the date hereof.

“Fair Market Value” has the meaning set forth in the Triangle Petroleum Corporation Amended and Restated 2011 Omnibus Incentive Plan, as in effect on the date hereof.

“Liquidity Event” means (a) the consummation of any transaction or series of transactions following which the Company (together with any TPC Affiliate) ceases to control at least 50% of the voting or economic interests in Caliber or RockPile, respectively, (b) a liquidation or sale or other disposition of substantially all of the assets of Caliber or RockPile, respectively, to any Person other than a TPC Affiliate, (c) any registered initial public offering involving any material business carried on Caliber or RockPile, respectively or (d) a Change in Control.

“Person” has the meaning set forth in the Triangle Petroleum Corporation Amended and Restated 2011 Omnibus Incentive Plan, as in effect on the date hereof.

“RockPile” means RockPile Energy Services LLC, a Delaware limited liability company.

“RockPile Applicable Percentage” means 3.5%.

“RockPile Liquidity Event” means a Liquidity Event with respect to RockPile.

“RockPile Net Proceeds” means, (a) upon a RockPile Liquidity Event other than a Change in Control, (i) the RockPile Pre-Tax Proceeds plus (ii) the aggregate amount of any dividends, distributions or any payment received by the Company or a TPC Affiliate from and after the date hereof and prior to the consummation of the RockPile Liquidity Event, in each case,  with respect to its interest in RockPile (other than any such dividend, distribution or payment that is treated as a return of capital invested in RockPile) less (iii) all capital invested in RockPile by the Company and any TPC Affiliate prior to such Liquidity Event that remains unreturned as of the consummation of such RockPile Liquidity Event less (iv) all direct transaction expenses (excluding, for the avoidance of doubt, any amounts payable as compensation to employees of the Company or any TPC Affiliate including the bonus program described in this Exhibit B) incurred by the Company or a TPC Affiliate in connection with such RockPile Liquidity Event, to the extent not already excluded from RockPile Pre-Tax Proceeds and (b) upon a RockPile Liquidity Event that is a Change in Control, the portion of the Change in Control Price that is allocated to RockPile in accordance with Section 4.

“RockPile Pre-Tax Proceeds” means the gross cash proceeds and the fair market value of any property payable to the Company and all TPC Affiliates in connection with a RockPile Liquidity Event (including any earnout or other delayed amounts paid with respect to the RockPile Liquidity Event) determined, for the avoidance of doubt, without regard to any taxes due by the Company or any TPC Affiliate in connection with such RockPile Liquidity Event; provided that in the case of a Liquidity Event involving only a portion of RockPile, the Pre-Tax Proceeds will be determined based upon the implied total enterprise value of RockPile.

“TPC Affiliate” means any wholly-owned subsidiary of the Company.

Section 2.              Grant of Caliber Incentive Award and RockPile Incentive Award.

(a)       Employee is hereby granted, in accordance with the terms hereunder, the “Caliber Incentive Award” and the “RockPile Incentive Award”.

(i)    The Caliber Incentive Award represents the right to receive, upon the occurrence of a Caliber Liquidity Event, an amount in cash equal to: (A) the Caliber Applicable Percentage multiplied by (B) the Caliber Net Proceeds and further multiplied by (C) the cumulative percentage of the Caliber Incentive Award that has vested in accordance with Section 3.

(ii)   The RockPile Incentive Award represents the right to receive, upon the occurrence of a RockPile Liquidity Event, an amount in cash equal to: (A) the RockPile Applicable Percentage multiplied by (B) the RockPile Net Proceeds and further multiplied by (C) the cumulative percentage of the RockPile Incentive Award that has vested in accordance with Section 3.

(b)       Within 60 days following the occurrence of a Caliber Liquidity Event or RockPile Liquidity Event, the Caliber Incentive Award and/or RockPile Incentive Award will be paid into trust or otherwise secured in a manner sufficient to result in Employee being deemed to be in receipt of such amount for purposes of federal income tax.  Such amounts will be held in trust, adjusted and paid out to Employee in accordance with Section 5.  The amount paid or retained hereunder shall be net of all applicable tax withholding and such applicable withholding shall be timely submitted to the proper governmental authority.

Section 3.              Vesting of Caliber Incentive Award and RockPile Incentive Award.

(a)       The Caliber Incentive Award and RockPile Incentive Award shall vest and become nonforfeitable, subject to Employee’s continuous employment with the Company or one of its affiliates through the applicable date, in accordance with the following schedule:

Date	Cumulative Percentage Vested
Prior to July 4, 2014	0%
July 4, 2014	33.33%
July 4, 2015	66.67%
July 4, 2016	100%

(b)       Notwithstanding the foregoing, (i) both the Caliber Incentive Award and RockPile Incentive Award will become 100% vested upon (w) Employee’s termination due to death or Disability pursuant to Section 9(b) of the Employment Agreement, (x) Employee’s termination without Cause pursuant to Section 9(e) of the Employment Agreement, (y) Employee’s resignation with Good Reason pursuant to Section 9(f) of the Employment Agreement or (z) Employee’s termination due to non-renewal of the Term of Employment by the Company, (ii) the Caliber Incentive Award will become 100% vested upon the occurrence of a Caliber Liquidity Event during the period of Employee’s employment with the Company and its affiliates and (iii) the RockPile Incentive Award will become 100% vested upon the occurrence of a RockPile Liquidity Event during the period of Employee’s employment with the Company and its affiliates.  If Employee’s employment with the Company and its affiliates terminates for any reason other than as described in the immediately preceding sentence, Employee shall forfeit any rights to the portion of the Caliber Incentive Award or RockPile Incentive Award that has not vested as of the date of such termination.

(c)       Whether or not vested, the Caliber Incentive Award and RockPile Incentive Award will not become payable unless and until a Caliber Liquidity Event or RockPile Liquidity Event, respectively, occurs.

Section 4.              Change in Control of the Company

A Change in Control will constitute both a Caliber Liquidity Event and RockPile Liquidity Event.  For purposes of determining the Caliber Net Proceeds and RockPile Net Proceeds in connection with such Change in Control, the Board shall equitably allocate the portion of the Change in Control Price attributable to Caliber and RockPile, respectively, between Caliber and RockPile based on its reasonable determination of the relative values of Caliber and RockPile.  No later than 10 days following the consummation of such Change in Control, the Board shall notify Employee in writing its determination of the Caliber Net Proceeds and RockPile Net Proceeds.  Notwithstanding the foregoing, Employee shall have 10 days in which to notify the Board of any dispute regarding its allocation of the Change in Control Price to the Caliber Net Proceeds and RockPile net proceeds, following which Employee and the Board shall negotiate in good faith to resolve such dispute.  In the event of a dispute pursuant to this Section 4 that is not resolved within 30 days following a Change in Control, the parties will select a qualified appraiser of regional standing to determine the proper allocation or, if they cannot agree upon such appraiser, such appraiser will be chosen by the American Arbitration Association in Denver, Colorado upon the application of either party. The final determination of such appraiser will be binding upon the parties. The Company will bear 100% of the cost of such appraiser.

Section 5.              Adjustment and Payment of Caliber Incentive Award and RockPile Incentive Award.

(a)       Within 60 days following the occurrence of a Caliber Liquidity Event or RockPile Liquidity Event or the payment of any earnout or other delayed payment amount relating to the Caliber Liquidity Event or RockPile Liquidity Event, the Caliber Incentive Award amount,  RockPile Incentive Award amount or any additional amounts payable in connection with receipt of an earnout or other delayed payment relating to a Caliber Liquidity Event or RockPile Liquidity Event, as applicable, will be deposited on an after-tax basis into trust or otherwise secured in a manner consistent with Section 2(b) and will be held without interest until the earlier to occur of (i) the second anniversary of the Caliber Liquidity Event or RockPile Liquidity Event, as applicable, or (ii) a Change in Control.

(b)       Within five days following the second anniversary of the Caliber Liquidity Event or RockPile Liquidity Event (each such second anniversary, an “Escrow Release Date”), as applicable, Employee will be paid an amount in cash equal to (i) the amount deposited or retained pursuant to Section 5(a) in connection with such Caliber Liquidity Event or RockPile Liquidity Event reduced by (ii) on a pro rata basis, the percentage decrease in the closing price of the Company Stock (calculated based on the 15 day volume weighted average price of the Company Stock including and prior to each respective date) between the effective date of any definitive agreement pertaining to the applicable Caliber Liquidity Event or RockPile Liquidity Event and the second anniversary of the Caliber Liquidity Event or RockPile Liquidity Event, as applicable.  Any amounts reduced pursuant to Section 5(b)(ii) shall be returned or retained by the Company.

(c)       Notwithstanding the foregoing, to the extent any portion of the Caliber Incentive Award or RockPile Incentive Award that is attributable to an earnout or other delayed payment is payable more than two years following the Caliber Liquidity Event or RockPile Liquidity Event, as applicable, such amount will be paid directly to Employee at the same time it paid to other members of Caliber or RockPile, respectively.

(d)       For the avoidance of doubt, it is intended that the amounts payable with respect to the Caliber Incentive Award and RockPile Incentive Award satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that such comply, and the payments pursuant to this Exhibit B be interpreted to the greatest extent possible as consistent with Treasury Regulations Section 1.409A-3(e) — that is as “earnings.”

Section 6.              Tandem Stock Appreciation Right Awards.

(a)       On any date upon which a definitive agreement has been executed and approved by the Board and which results in either a Caliber Liquidity Event or RockPile Liquidity Event, Employee shall receive a grant of cash-settled stock appreciation rights (“SARs”) pursuant to a plan that shall be adopted by the Company at or prior to such time.  The number of SARs granted in accordance with this Section 6(a) shall be determined by dividing (i) the amount due to be deposited or retained in accordance with Section 5(a) on such date by (ii) the lesser of 1) the Fair Market Value of a share of Company Stock on such date or 2) the previous 15 day volume weighted average share price of Company Stock. Each SAR shall have a reference price equal to the Fair Market Value of a share of Company Stock on the date upon which it is granted.

(b)       Each SAR granted pursuant to Section 6(a) shall be fully-vested at all times, but shall only be exercisable upon the earlier to occur of (i) the applicable Escrow Release Date or (ii) the occurrence of a Change in Control.

Section 7.              Survival of Program

Unless earlier forfeited pursuant to Section 3(b), Employee’s rights with respect to the Caliber Incentive Award and RockPile Incentive Award pursuant to this Exhibit B shall survive until the full payment of both the Caliber Incentive Award and RockPile Incentive Award.

Exhibit C

Lock-Up Agreement

Lock-Up Agreement

July 4, 2013

Triangle Petroleum Corporation

1200 17th St., Suite 2600

Denver, CO 80202

Ladies and Gentlemen:

This Lock-Up Agreement (this “Lock-Up Agreement”) is being delivered to you in connection with the Third Amended and Restated Employment Agreement, made and entered into on July 4, 2013, by and between Triangle Petroleum Corporation, a Delaware corporation (the “Company”), and Jonathan Samuels (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement.

In consideration of the execution of the Employment Agreement by you, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that the undersigned will not, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into, or exchangeable for shares of Common Stock, or sell or grant options, rights or warrants with respect to any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, in each case owned by (or issued upon conversion or exchange of securities convertible into or exchangeable for shares of Common Stock owned by) the undersigned on the date of execution of this Lock-Up Agreement, or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, in each case for a period of two years from the date of this Lock-Up Agreement (the “Lock-Up Period”) without the prior consent of a majority of the members of the Board of Directors of the Company, which such majority shall not include the undersigned. Notwithstanding the foregoing, the Lock-Up Period shall be automatically extended to five years from the date of this Lock-Up Agreement if the Option Approval occurs.

With respect to the undersigned, the restrictions set forth in the preceding paragraph do not apply to (a) sales under existing 10b5-1 trading plans, (b) sales of up to 100,000 shares of common stock in one or more transactions at a price per share that is equal to or exceeds $15.00, (c) sales of up to 200,000 shares of common stock in one or more transactions at a price per share that is equal to or exceeds $20.00, (d) bona fide gifts, provided the recipient thereof agrees in writing with the Company to be bound by the terms of this Lock-Up Agreement, (e) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with the Company to be bound by the terms of this Lock-Up Agreement, (f) exercise of options or stock appreciation rights or conversion or exchange of other securities convertible into or exchangeable for shares of Common Stock, or (f) cashless exercise of options and/or surrender of shares as required or permitted by the Company’s benefit plans to reimburse or pay income tax in connection with the vesting and/or exercise of options, rights or warrants. For purposes of this paragraph, “immediate family” shall mean the undersigned and any spouse, lineal descendent, father, mother, brother or sister of the undersigned.

Notwithstanding anything to the contrary in this Lock-Up Agreement, the Lock-Up Period shall terminate automatically upon a Change in Control or in the event of a termination of the undersigned’s employment due to death or Disability pursuant to Section 9(b) of the Employment Agreement, termination of the undersigned’s employment without Cause pursuant to Section 9(e) of the Employment Agreement, the undersigned’s resignation with Good Reason pursuant to Section 9(f) of the Employment Agreement termination of the undersigned’s employment due to non-renewal of the Term of Employment by the Company.

Yours very truly,

Jonathan Samuels